[The Export-Import Bank of Korea Letterhead]

                             July 30, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

U.S.A.

Re:	The Export-Import Bank of Korea

Post-Effective Amendment No. 8 to

Registration Statement Under Schedule B

U.S. Securities and Exchange Commission File No. 333-180273

Ladies and Gentlemen:

In accordance with Rule 461 under the Securities Act of 1933, as amended, we hereby request that the effectiveness of the above-mentioned Post-Effective Amendment No. 8 to Registration Statement under Schedule B be accelerated so that it shall become effective at 3 p.m., New York time, on Friday, August 1, 2014, or as soon thereafter as practicable.

Very truly yours,

THE EXPORT-IMPORT BANK OF KOREA

By:	/s/ Jin-seop Kim
Name:	Jin-seop Kim
Title:	Director
International Finance Department

[The Republic of Korea Letterhead]

                                             July 30, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

U.S.A.

Re:	The Export-Import Bank of Korea and The Republic of Korea

Post-Effective Amendment No. 8 to

Registration Statement Under Schedule B

U.S. Securities and Exchange Commission File No. 333-180273

Ladies and Gentlemen:

In accordance with Rule 461 under the Securities Act of 1933, as amended, we hereby request that the effectiveness of the above-mentioned Post-Effective Amendment No. 8 to Registration Statement under Schedule B be accelerated so that it shall become effective at 3 p.m., New York time, on Friday, August 1, 2014, or as soon thereafter as practicable.

Very truly yours,

THE REPUBLIC OF KOREA

By:	/s/ Suk-Kwon Na
Name:	Suk-Kwon Na
Title:	Financial Attaché
Korean Consulate General New York